EXHIBIT 99.1

SP Plus Corporation Announces Date for 2016 Annual Meeting

CHICAGO, Feb. 05, 2016 (GLOBE NEWSWIRE) -- SP Plus Corporation (NASDAQ:SP) today announced that its 2016 annual stockholders meeting will be held on April 21, 2016 at 11:00 a.m., local time, at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois. It also set has set the close of business on February 26, 2016 as the record date for the annual stockholders meeting.

SP Plus Corporation provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees. SP+ Parking operates more than 3,900 parking facilities with 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving approximately 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in several states. The Company also provides a wide range of event logistics services. For more information, visit http://spplus.com.

Contact:
VANCE C. JOHNSTON
Executive Vice President and CFO
SP Plus Corporation
(312) 521-8409
vjohnston@spplus.com